ASSIGNMENT AND ASSUMPTION AGREEMENT
                             OF MANAGEMENT AGREEMENT

           This Assignment and Assumption Agreement is made as of October 1, 2004 by and between Franklin Investment Advisory Services, LLC ("FIAS LLC"), a Delaware limited liability company, and Franklin Investment Advisory Services, Inc. ("FIASI"), a Delaware corporation.

           WHEREAS, FIASI is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which assumed the investment adviser registration of FIAS LLC;

           WHEREAS, FIASI has been providing management services to Franklin Growth Fund, a series of Franklin Custodian Funds, Inc. (the "Company") pursuant to the Management Agreement dated July 1, 1997 between FIASI and the Company (the "Agreement");

           WHEREAS, FIASI will be reorganized into FIAS LLC effective September 30, 2004 and, FIAS LLC intends to assume FIASI's obligations under the Agreement; and

           WHEREAS, the reorganization of FIASI with and into FIAS LLC will not result in a change of control or management, and thus would not constitute an "assignment" of the Agreement under the Investment Company Act of 1940, as amended.

           NOW, THEREFORE, the parties hereto agree as follows:

           1. The Agreement in effect between the Company and FIASI is hereby assumed in its entirety by FIAS LLC, except that all references to FIASI shall be replaced with references to FIAS LLC.
           2. FIAS LLC agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of FIASI thereunder.

           3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

           IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.


FRANKLIN INVESTMENT ADVISORY            FRANKLIN INVESTMENT ADVISORY
SERVICES, INC.                          SERVICES, LLC

By: /s/Martin L. Flanagan                By: /s/Martin L. Flanagan
       Executive Vice President                 Executive Vice President



ACKNOWLEDGED:

FRANKLIN CUSTODIAN FUNDS, INC.

By: /s/Murray L. Simpson
       Vice President and
       Secretary